Exhibit 10.3

Form of

OMNIBUS AGREEMENT

by and between

CONSOL ENERGY INC.

NOBLE ENERGY, INC.

CONE GATHERING LLC

CONE MIDSTREAM GP LLC

CONE MIDSTREAM PARTNERS LP

CONE MIDSTREAM OPERATING COMPANY LLC

CONE MIDSTREAM DEVCO I LP

CONE MIDSTREAM DEVCO II LP

and

CONE MIDSTREAM DEVCO III LP

dated as of

[            ], 2014

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (this “Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) by and between CONSOL Energy Inc., a Delaware corporation (“CONSOL”), Noble Energy, Inc., a Delaware corporation (“Noble” and, together with CONSOL, the “Sponsors”), CONE Gathering LLC, a Delaware limited liability company (“CONE Gathering”), CONE Midstream GP LLC, a Delaware limited liability company (the “General Partner”), CONE Midstream Partners LP, a Delaware limited partnership (the “Partnership”), CONE Midstream Operating Company LLC, a Delaware limited liability company (the “Operating Company”), CONE Midstream DevCo I LP, a Delaware limited partnership (“DevCo I LP”), CONE Midstream DevCo II LP, a Delaware limited partnership (“DevCo II LP”), and CONE Midstream DevCo III LP, a Delaware limited partnership (“DevCo III LP” and, together with CONSOL, Noble, CONE Gathering, the General Partner, the Partnership, DevCo I LP and DevCo II LP, the “Parties” and each a “Party”).

RECITALS

1. Capitalized terms used in this Agreement are defined in Article I.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to (i) the amount to be paid by the Partnership for general and administrative services relating to operating the Partnership’s business to be performed by the Sponsors and their Affiliates (including the General Partner) for and on behalf of the Partnership Group and (ii) the reimbursement of expenses incurred by the Sponsors and their Affiliates on behalf of the Partnership Group.

4. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the Partnership Group’s right of first offer to purchase the ROFO Assets.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Fee” is defined in Section 3.2(a).

“Affiliate” is defined in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Asset Contribution Agreements” means, collectively, the DevCo I Asset Contribution Agreement, the DevCo II Asset Contribution Agreement and the DevCo III Asset Contribution Agreement.

“Assets” means (a) the Interests and (b) all assets owned by DevCo I LP, DevCo II LP and/or DevCo III LP, in each case, on the Closing Date.

“Closing Date” means [            ], 2014.

“CNX Administrative Fee” is defined in Section 3.2(a).

“CONE Gathering” is defined in the introductory paragraph of this Agreement.

“CONE Gathering Group” means CONE Gathering and each of its Subsidiaries (other than a Group Member).

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a Receiving Party can show (a) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (b) has been furnished or made known to the Receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the Receiving Party to involve a breach of the third party’s obligations to a Party or (c) was developed independently of information furnished or made available to the Receiving Party as contemplated under this Agreement.

“CONSOL” is defined in the introductory paragraph of this Agreement.

“Deductible” is defined in Section 2.4(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“DevCo I Asset Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and between CONE Gathering, the Operating Company, DevCo I GP and DevCo I LP.

“DevCo I Assumed Obligations” means the Assumed Obligations as defined in the DevCo I Asset Contribution Agreement.

“DevCo I GP” means CONE Midstream DevCo I GP LLC, a Delaware limited liability company.

“DevCo I LP” is defined in the introductory paragraph of this Agreement.

“DevCo II Asset Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and between CONE Gathering, the Operating Company, DevCo II GP and DevCo II LP.

“DevCo II Assumed Obligations” means the Assumed Obligations as defined in the DevCo II Asset Contribution Agreement.

“DevCo II GP” means CONE Midstream DevCo II GP LLC, a Delaware limited liability company.

“DevCo II LP” is defined in the introductory paragraph of this Agreement.

“DevCo III Asset Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and between CONE Gathering, the Operating Company, DevCo III GP and DevCo III LP.

“DevCo III Assumed Obligations” means the Assumed Obligations as defined in the DevCo III Asset Contribution Agreement.

“DevCo III GP” means CONE Midstream DevCo III GP LLC, a Delaware limited liability company.

“DevCo III LP” is defined in the introductory paragraph of this Agreement.

“Disclosing Party” is defined in Section 5.1(a).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereinafter in effect relating to (a) pollution or protection of human health, natural resources, wildlife and the environment or workplace health or safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§7401 et seq., the Federal Water Pollution Control Act,

as amended, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§300f et seq., the Hazardous Materials Transportation Act of 1994, as amended, 49 U.S.C. §§5101 et seq., and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§651 et seq., and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Equity Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, by and between CONE Gathering, the General Partner, the Partnership and the Operating Company, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Formation Transactions” means the transactions described on Schedule D.

“Gathering Agreements” mean, collectively, (a) that certain Gathering Agreement, by and between the Partnership and CONSOL, dated as of the Closing Date and (b) that certain Gathering Agreement, by and between the Partnership and Noble, dated as of the Closing Date.

“General Partner” is defined in the introductory paragraph of this Agreement.

“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Group Member” is defined in the Partnership Agreement.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos and lead-containing paints or coatings, radioactive materials, polychlorinated biphenyls and greenhouse gases and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons.

“Indemnified Party” means the Party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means the Party from whom indemnification may be sought in accordance with Article II.

“Initial LP Interest” is defined in Schedule D.

“Interests Assumed Obligations” is defined in Section 2.2(a).

“Interests” means the equity interests in the entities being conveyed, contributed or otherwise transferred to any Group Member pursuant to the Equity Contribution Agreement

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Mediation Notice” is defined in Section 5.2(b).

“Midstream Assets” means (i) midstream energy assets, including gathering pipelines, transportation pipelines, treating and processing facilities, dehydration facilities, compressor stations, pump stations, metering stations and other similar assets, used in the midstream energy business and (ii) equity interests in the entities owning such assets.

“NBL Administrative Fee” is defined in Section 3.2(a).

“Noble” is defined in the introductory paragraph of this Agreement.

“Non-DevCo Assets” means all of the assets of the Partnership Group other than all of the assets owned by DevCo I LP, DevCo II LP and DevCo III LP.

“Operational Services Agreement” means that certain Operational Services Agreement, dated as of the Closing Date, by and between CNX Gas Company LLC, a Delaware limited liability company, and the Partnership, as such may be amended, supplemented or restated from time to time.

“Operating Company” is defined in the introductory paragraph of this Agreement.

“Partnership” is defined in the introductory paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, as it may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Partnership Change of Control” means CONE Gathering ceases to control, directly or indirectly, the general partner of the Partnership. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract or otherwise.

“Partnership Group” is defined in the Partnership Agreement.

“Partnership Interests” is defined in the Partnership Agreement.

“Party” and “Parties” are defined in the introductory paragraph of this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Proposed Transaction” is defined in Section 4.2(a).

“Receiving Party” is defined in Section 5.1(a).

“Representative” is defined in Section 5.1(a).

“Retained Assets” means any assets, or portions thereof, owned by any member of the CONE Gathering Group that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Equity Contribution Agreement or the other documents referenced in the Equity Contribution Agreement.

“ROFO Assets” means any Midstream Assets, or portions thereof, owned by any member of the CONE Gathering Group, including CONE Gathering’s interests in (i) DevCo I LP, (ii) DevCo II LP, (iii) DevCo III LP and (iv) the Retained Assets, as well as any additional Midstream Assets that the CONE Gathering Group develops during the ROFO Period.

“ROFO Notice” is defined in Section 4.2(a).

“ROFO Period” means the period beginning on the Closing Date and ending on the earlier to occur of (i) the ten-year anniversary of the Closing Date or (ii) a Partnership Change of Control.

“ROFO Response” is defined in Section 4.2(a).

“Sponsors” is defined in the introductory paragraph of this Agreement.

“Subsidiary” is defined in the Partnership Agreement.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

1.2 Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) A reference to any Party to this Agreement or another agreement or document includes such Party’s successors and assigns.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection and schedule references are to this Agreement unless otherwise specified.

(e) The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

(f) The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(g) The words “shall” and “will” have equal force and effect.

(h) The schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(i) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

ARTICLE II

INDEMNIFICATION

2.1 CONE Gathering Indemnification. CONE Gathering shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member, directly or indirectly, by reason of or arising out of:

(a) the consummation of the transactions contemplated by each of the Asset Contribution Agreements and the Equity Contribution Agreement;

(b) the use, ownership or operation of the Assets to the extent and only to the extent occurring before the Closing Date, including, for the avoidance of doubt, any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including (i) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities or other corrective action required or necessary under Environmental Laws and (ii) the cost and expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws;

(c) the Retained Assets, whether occurring before, on or after the Closing Date;

(d) all federal, state and local tax liabilities attributable to the ownership or operation of the Assets on or prior to the Closing Date, including under Treasury Regulation Section 1.1502-6, as it may be amended (or any similar provision of state or local law), and any such tax liabilities that may result from the consummation of the Formation Transactions occurring prior to the Closing Date, the consummation of the transactions contemplated by the Asset Contribution Agreements and the consummation of the transactions contemplated by the Equity Contribution Agreement;

(e) the failure of such Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the Assets as of the Closing Date to the extent and only to the extent such failure renders such Group Member liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated as of immediately prior to the Closing Date;

(f) the failure of such Group Member to have the consents, licenses, permits or approvals necessary to allow (i) any pipeline included in the Assets to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date or (ii) the transfer of any of the Assets to the Partnership Group, in each case, to the extent and only to the extent such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated as of immediately prior to the Closing Date; and

(g) the matters listed on Schedule A.

2.2 Partnership Group Assumption and Indemnification.

(a) Partnership Assumption and Indemnification.

(i) Subject to and without limiting the Partnership’s rights to indemnity under this Article II, from and after the Closing Date, the Partnership shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Losses, known or unknown, to the extent arising from, based upon or attributable to the Interests, regardless of whether such obligations or Losses arose prior to, on or after the Closing Date (the “Interests Assumed Obligations”).

(ii) The Partnership shall indemnify, defend and hold harmless CONE Gathering from and against any Losses suffered or incurred by any member of the CONE Gathering Group, directly or indirectly, by reason of or arising out of (A) the Interests Assumed Obligations or (B) the Non-DevCo Assets, unless such indemnification would not be permitted by any Group Member under the Partnership Agreement. For the avoidance of doubt, the Interests Assumed Obligations shall not include any matter for which CONE Gathering is obligated to indemnify a Group Member or for which DevCo I LP, DevCo II LP or DevCo III LP is obligated to indemnify CONE Gathering under the terms of this Article II.

(b) DevCo I LP Assumption and Indemnification. DevCo I LP shall indemnify, defend and hold harmless CONE Gathering from and against any Losses suffered or incurred by any member of the CONE Gathering Group, directly or indirectly, by reason of or arising out of the DevCo I Assumed Obligations. For the avoidance of doubt, the DevCo I Assumed Obligations shall not include any matter for which CONE Gathering is obligated to indemnify a Group Member under the terms of this Article II.

(c) DevCo II LP Assumption and Indemnification. DevCo II LP shall indemnify, defend and hold harmless CONE Gathering from and against any Losses suffered or incurred by any member of the CONE Gathering Group, directly or indirectly, by reason of or arising out of the DevCo II Assumed Obligations. For the avoidance of doubt, the DevCo II Assumed Obligations shall not include any matter for which CONE Gathering is obligated to indemnify a Group Member under the terms of this Article II.

(d) DevCo III LP Assumption and Indemnification. DevCo III LP shall indemnify, defend and hold harmless CONE Gathering from and against any Losses suffered or incurred by any member of the CONE Gathering Group, directly or indirectly, by reason of or arising out of the DevCo III Assumed Obligations. For the avoidance of doubt, the DevCo III Assumed Obligations shall not include any matter for which CONE Gathering is obligated to indemnify a Group Member under the terms of this Article II.

2.3 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim; provided, further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of and pursuit of any counterclaims relating to any claims covered by the indemnification under this Article II, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims (provided, that the Indemnified Party has an opportunity to review the use of its name and does not reasonably object to such use), the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.3. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Party is still seeking indemnification hereunder.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

2.4 Limitations Regarding Indemnification.

(a) CONE Gathering shall not be obligated to indemnify, defend and hold harmless any Group Member under this Agreement until such time as the total aggregate amount of Losses incurred by the Partnership Group for such Losses exceeds $500,000 (the “Deductible”), at which time CONE Gathering shall be obligated to indemnify the Partnership Group for the amount of such Losses in excess of the Deductible; provided, however, that, with respect to any Losses incurred by any Group Member attributable to those matters identified on Schedule B, the Deductible shall be zero.

(b) None of the Partnership, DevCo I LP, DevCo II LP or DevCo III LP shall be obligated to indemnify, defend and hold harmless CONE Gathering under Section 2.2(a), Section 2.2(b), Section 2.2(c) and Section 2.2(d), respectively, of this Agreement until such time as the total aggregate amount of Losses incurred by the CONE Gathering Group for such Losses exceeds the Deductible, at which time the Partnership, DevCo I LP, DevCo II LP or DevCo III LP, as applicable, shall be obligated to indemnify CONE Gathering for the amount of such Losses in excess of the Deductible. For the avoidance of doubt, the Deductible shall apply and be calculated separately for each of the Partnership, DevCo I LP, DevCo II LP and DevCo III LP, and indemnifiable Losses attributable to the Partnership, DevCo I LP, DevCo II LP and DevCo III LP shall not be aggregated for purposes of calculating the Deductible for each such entity.

(c) For the avoidance of doubt, (i) there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article II and (ii) the obligation of CONE Gathering to indemnify any Group Member under this Agreement shall be limited to the extent of the Losses incurred by the Partnership with respect to its direct or indirect ownership interest in such Group Member.

(d) The indemnities set forth in Section 2.1(a), Section 2.1(b), Section 2.1(c), Section 2.1(d), Section 2.1(e) and Section 2.1(f) shall terminate on the third anniversary of the Closing Date. The indemnities set forth in Section 2.1(g) shall terminate on the fourth anniversary of the Closing Date. The indemnities set forth in Section 2.2 shall survive the Closing without time limit. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Section 2.1 prior to the date of termination for such indemnity.

(e) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN THE PARTNERSHIP) SUFFERED, DIRECTLY OR INDIRECTLY, BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, EXCEPT AS A REIMBURSEMENT FOR ANY SUCH DAMAGES AS ARE PAID TO A GOVERNMENTAL AUTHORITY OR OTHER THIRD PARTY.

2.5 Express Negligence. THE INDEMNIFICATION, RELEASE, ASSUMPTION AND WAIVER PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION ARISE AS A RESULT OF THE STRICT LIABILITY OR NEGLIGENCE (JOINT, SEVERAL, ACTIVE, PASSIVE, SOLE OR CONCURRENT) OF OR BY ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

2.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing Date, Section 2.1 and Section 2.2 contain the Parties’ exclusive remedy against each other with respect to breaches of the covenants of the Parties set forth in Article II. Except for (a) the remedies contained in Section 2.1 and Section 2.2, (b) any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Article II and (c) the remedies available at law or in equity in connection with any other document delivered by a Party in connection with the transactions contemplated hereby (including pursuant to the Equity Contribution Agreement or any Asset Contribution Agreement), from and after the Closing Date, each of the Parties releases, remises and forever discharges the other and its Affiliates and all such Persons’ equity holders, partners, members, officers, directors, employees, agents, advisors and representatives from any and all Losses in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE III

SERVICES; REIMBURSEMENT

3.1 General and Administrative Services.

(a) Each of the Sponsors agrees to provide, and agrees to cause its Affiliates to provide, to the General Partner, for the Partnership Group’s benefit, the general and administrative services that have been traditionally provided in connection with the ownership and operation of the Assets, which consist of the services set forth on Schedule C (the “General and Administrative Services”).

(b) Absent the written agreement of the Parties to the contrary, the Parties agree that the General and Administrative Services will be received by the General Partner, for the benefit of the Partnership Group, at the General Partner’s principal place of business.

(c) The Parties acknowledge that the costs and expenses of General and Administrative Services will be allocated among the Group Members (which, for the avoidance of doubt, includes DevCo I LP, DevCo II LP and DevCo III LP) based on any reasonable allocation methodology as determined by the Sponsor providing such General and Administrative Services.

(d) For the avoidance of doubt, the Parties acknowledge and agree that the fees, costs and expenses subject to this Article III shall be in addition to, and not in duplication of, any amounts owed to CONSOL by the Partnership pursuant to the Operational Services Agreement.

3.2 Administrative Fee.

(a) As consideration for CONSOL’s and its Affiliates’ provision of the General and Administrative Services, the Partnership Group will pay to CONSOL an annual fee that will reflect the costs incurred by CONSOL and its Affiliates in providing such General and Administrative Services (other than those costs for which CONSOL and its Affiliates are entitled to reimbursement pursuant to Section 3.3), as determined in good faith by CONSOL in accordance with Schedule C (the “CNX Administrative Fee”). As consideration for Noble’s and its Affiliates’ provision of the General and Administrative Services, the Partnership Group will pay to Noble an annual fee that will reflect the costs incurred by Noble and its Affiliates in providing such General and Administrative Services (other than those costs for which Noble and its Affiliates are entitled to reimbursement pursuant to Section 3.3), as determined in good faith by Noble in accordance with Schedule C (the “NBL Administrative Fee” and, together with the CNX Administrative Fee, the “Administrative Fee”). The Parties acknowledge and agree that it is the intent of the Parties that the General and Administrative Services be provided based on an arm’s-length standard and that each of the CNX Administrative Fee and the NBL Administrative Fee is intended to reflect such standard. For the avoidance of doubt, the Parties further acknowledge and agree that the Administrative Fee will cover the fully burdened cost of the General and Administrative Services provided by the Sponsors and their Affiliates to the Partnership Group, as well as any third-party costs actually incurred by the Sponsors and their Affiliates on behalf of the Partnership Group in providing such General and Administrative Services (other than those costs for which the Sponsors and their Affiliates are entitled to reimbursement pursuant to Section 3.3), including the following:

(i) the compensation and employee benefits of employees of the Sponsors or their Affiliates (and any employment, payroll or similar taxes related thereto), to the extent, but only to the extent, such employees perform General and Administrative Services for the Partnership Group’s benefit. With respect to employees that do not devote all of their business time to the Partnership Group, such compensation and employee benefits (and any withholding or payroll taxes related thereto) shall be allocated to the Partnership Group based on the annual weighted average of time spent and number of employees devoting services to the Partnership Group;

(ii) any expenses incurred or payments made by the Sponsors or their Affiliates on behalf of the Partnership Group for insurance coverage with respect to the Assets or the business of the Partnership Group;

(iii) all expenses and expenditures incurred by the Sponsors or their Affiliates on behalf of the Partnership Group as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with the following: annual, quarterly and current reporting with the Securities and Exchange Commission; tax return and Schedule K-1 preparation and distribution; Sarbanes-Oxley Act compliance; listing on the New York Stock Exchange; independent auditor fees; legal fees; investor relations expenses; transfer agent and registrar fees; outside director fees; and insurance expenses; and

(iv) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the General and Administrative Services provided by the Sponsors and their Affiliates to the Partnership Group pursuant to Section 3.1.

(b) As part of the Administrative Fee, the Partnership Group shall pay to each of the Sponsors a fixed fee, in the amount shown on Schedule C, in consideration for the services of certain employees of such Sponsor and its Affiliates in their capacities as officers of the General Partner and the Group Members.

(c) The Parties acknowledge and agree that the CNX Administrative Fee and/or the NBL Administrative Fee may change each calendar year, as determined by the applicable Sponsor in good faith, to accurately reflect the degree and extent of the General and Administrative Services provided to the Partnership Group by such Sponsor and may be adjusted to reflect, among other things, the contribution, acquisition or disposition of assets to or by the Partnership Group or to reflect any change in the cost of providing General and Administrative Services to the Partnership Group due to changes in any law, rule or regulation applicable to the Sponsors and their Affiliates or the Partnership Group, including any interpretation of such laws, rules or regulations.

(d) On or prior to January 1 of each calendar year during the term of this Agreement, each of CONSOL and Noble will notify the General Partner of the estimated amount of the CNX Administrative Fee and Noble Administrative Fee, respectively (including, in each case, both the fixed and variable portions of such fee as described in Schedule C), to be paid by the Partnership Group for such calendar year. For the calendar year in which the Closing Date occurs, such estimate shall be made on or prior to the Closing Date and shall pertain only to the remainder of such calendar year. Commencing with the first full month following the Closing Date, each of the CNX Administrative Fee and the Noble Administrative Fee shall be invoiced and paid as follows:

(i) Within 20 days following the end of each month during the term of this Agreement, each of CONSOL and Noble will submit to the Partnership Group an invoice of the amounts due for such month for the CNX Administrative Fee and the Noble Administrative Fee, respectively. Each invoice will contain reasonably satisfactory support of such amounts and such other supporting detail as the General Partner may reasonably require.

(ii) The Partnership Group will pay the CNX Administrative Fee and the NBL Administrative Fee within 10 days after the receipt of the invoice therefor. The Partnership Group shall not offset any amounts owing to it by the Sponsors or any of their Affiliates against the Administrative Fee payable hereunder.

3.3 Reimbursement of General and Administrative Expenses. In addition to the Administrative Fee payable under Section 3.2, the Partnership Group will reimburse the Sponsors and their Affiliates on a monthly basis for any additional out-of-pocket costs and expenses actually incurred by the Sponsors and their Affiliates in providing the General and Administrative Services, as well as any other out-of-pocket expenses incurred on behalf of the Partnership Group, including any employment, payroll or similar taxes paid by the Sponsors and their Affiliates in connection with any long-term incentive plan (or similar compensation plan) of the General Partner or the Partnership Group.

ARTICLE IV

RIGHT OF FIRST OFFER

4.1 Right of First Offer to Purchase Certain Assets.

(a) CONE Gathering hereby grants to the Partnership a right of first offer, exercisable during the ROFO Period, to purchase all or any part of the ROFO Assets to the extent that CONE Gathering proposes to Transfer all or any part of any ROFO Asset; provided, however, that CONE Gathering may Transfer all or any part of any ROFO Asset to a member of the CONE Gathering Group that agrees in writing that such ROFO Asset remains subject to the provisions of this Article IV and such CONE Gathering Group member assumes the obligations of CONE Gathering under this Article IV with respect to such ROFO Asset, and such Transfer shall not be subject to the Partnership Group’s right of first offer.

(b) The Parties acknowledge that any Transfer of all or any part of any ROFO Asset pursuant to the Partnership’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of securityholders, Governmental Authorities, lenders or other third parties; provided, however, that CONE Gathering hereby represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article IV with respect to any ROFO Asset.

4.2 Procedures.

(a) If CONE Gathering proposes to Transfer all or any part of any ROFO Asset (other than to a CONE Gathering Group member in accordance with Section 4.1(a)) during the ROFO Period (a “Proposed Transaction”), CONE Gathering shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and details that would be necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction with CONE Gathering, which terms, conditions and details shall at a minimum include any terms, conditions or details that CONE Gathering would propose to provide to non-Affiliates in connection with the Proposed Transaction. If the Partnership determines to purchase the ROFO Assets, the Partnership shall have 60 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with CONE Gathering (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including the purchase price the Partnership proposes to pay for the ROFO Asset and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the Partnership within such 60-day period, then the Partnership shall be deemed to have waived its right of first offer with respect to such ROFO Asset, subject to Section 4.2(c).

(b) Unless the ROFO Response is rejected pursuant to written notice delivered by CONE Gathering to the Partnership within 60 days of the delivery to CONE Gathering of the ROFO Response, such ROFO Response shall be deemed to have been accepted by CONE Gathering, and CONE Gathering shall enter into an agreement with the Partnership providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response. Unless CONE Gathering and the Partnership otherwise agree, the terms of the purchase and sale agreement will include the following:

(i) the Partnership will deliver the agreed purchase price (in cash, Partnership Interests, an interest-bearing promissory note or any combination thereof);

(ii) the closing date for the purchase of the ROFO Asset shall occur no later than 180 days following receipt by CONE Gathering of the ROFO Response pursuant to Section 4.2(a);

(iii) each of CONE Gathering and the Partnership shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 4.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(iv) neither CONE Gathering nor the Partnership shall have any obligation to consummate the Proposed Transaction if any consent referred to in Section 4.1(b) has not been obtained.

(c) If the Partnership has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, CONE Gathering shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice. If CONE Gathering rejects a ROFO Response with respect to any Proposed Transaction, CONE Gathering shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the Partnership in the ROFO Response to CONE Gathering.

(d) The Partnership can assign its rights and obligations under this Article IV to any Group Member.

ARTICLE V

MISCELLANEOUS

5.1 Confidentiality.

(a) From and after the Closing Date, each Party (each, a “Receiving Party”) in possession of another Party’s (each, a “Disclosing Party”) Confidential Information shall (i) hold, and shall cause its Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (each, a “Representative” and, collectively, “Representatives”) to hold, all Confidential Information of each Disclosing Party in strict confidence, with at least the same degree of care that applies to such Receiving Party’s confidential and proprietary information, (ii) not use such Confidential Information, except as expressly permitted by such Disclosing Party and (iii) not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any Losses resulting from a breach of this Section 5.1 by any of its Representatives.

(b) Notwithstanding Section 5.1(a), if a Receiving Party becomes legally compelled or obligated to disclose Confidential Information of a Disclosing Party by a Governmental Authority or applicable law, or is required to disclose such Confidential Information pursuant to the listing standards of any applicable national securities exchange on which the Receiving Party’s securities are listed or quoted, the Receiving Party shall promptly advise the Disclosing Party of such requirement or obligation to disclose Confidential Information as soon as the Receiving Party becomes aware that such a requirement to disclose might become effective in order that, where possible, the Disclosing Party may seek a protective order or such other remedy as the Disclosing Party may consider appropriate in the circumstances. The Receiving Party shall disclose only that portion of the Disclosing Party’s Confidential Information that it is required or obligated to disclose and shall cooperate with the Disclosing Party in allowing the Disclosing Party to obtain such protective order or other relief.

(c) Each Party acknowledges that a Disclosing Party would not have an adequate remedy at law for the breach by a Receiving Party of any one or more of the covenants contained in this Section 5.1 and agrees that, in the event of such breach, the Disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 5.1 and to enforce specifically the terms and provisions of this Section 5.1. Notwithstanding any other provision hereof, to the extent permitted by applicable law, the provisions of this Section 5.1 shall survive the termination of this Agreement for a period of two years.

5.2 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT.

(b) If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Parties, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties to the dispute or claim. In connection with any mediation pursuant to this Section 5.2, the mediator shall be jointly appointed by the Parties to the dispute or claim and the mediation shall be conducted in Houston, Texas unless otherwise agreed by the Parties to the dispute or claim. All costs and expenses of the mediator appointed pursuant to this Section 5.2 shall be shared equally by the Parties to the dispute or claim. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties to the dispute or claim, shall govern any mediation pursuant to this Section 5.2. In the mediation, each Party to the dispute or claim shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party to the dispute or claim may refer the resolution of the dispute or claim to litigation.

(c) Subject to Section 5.2(b), each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 5.3. The foregoing consents to jurisdiction and service of process shall not, to the fullest extent permitted by applicable law, constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

5.3 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by (a) e-mail, (b) United States mail, addressed to the Person to be notified, postage prepaid and registered or certified with return receipt requested, (c) delivering such notice in person or (d) facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by e-mail or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.3.

If to CONSOL:

CONSOL Energy Inc.

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Attention: General Counsel

Facsimile: 724-485-4837

E-mail: stevejohnson@consolenergy.com

If to Noble:

Noble Energy, Inc.

1001 Noble Energy Way

Houston, Texas 77070

Attention: Associate General Counsel

Facsimile: 281-872-2557

E-mail: kmoore@nobleenergyinc.com

If to CONE Gathering:

CONE Gathering LLC

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Attention: President

Facsimile: Fax: 724-485-4817

E-mail: joefink@consolenergy.com

If to any Group Member:

CONE Midstream Partners LP

c/o CONE Midstream GP LLC, its general partner

1001 Noble Energy Way

Houston, Texas 77070

Attention: General Counsel

Facsimile: 281-872-2557

E-mail: kmoore@nobleenergyinc.com

5.4 Entire Agreement. This Agreement, the Equity Contribution Agreement and the Asset Contribution Agreements constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.5 Termination of Agreement. This Agreement, other than the provisions set forth in Article II hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by CONSOL, Noble, CONE Gathering or the Partnership immediately upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. For the avoidance of doubt, the Parties’ indemnification obligations under Article II shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

5.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the mutual agreement of all the Parties. Each such agreement shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

5.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties; provided, however, that the General Partner and any Group Member may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.

5.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) (or similar electronic format) shall be effective as delivery of a manually executed counterpart hereof.

5.9 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a Governmental Authority of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

5.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.11 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner or other interest holder of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

CONSOL ENERGY INC.	NOBLE ENERGY, INC.

By:	By:
Name:	Name:
Title:	Title:

CONE GATHERING LLC	CONE MIDSTREAM GP LLC

By:	By:
Name:	Name:
Title:	Title:

CONE MIDSTREAM PARTNERS LP	CONE MIDSTREAM OPERATING
COMPANY LLC

By: CONE Midstream GP LLC, its general partner

By:	By:
Name:	Name:
Title:	Title:

CONE MIDSTREAM DEVCO I LP	CONE MIDSTREAM DEVCO II LP

By: CONE Midstream DevCo I GP LLC, its general partner	By: CONE Midstream DevCo II GP LLC, its general partner

By:	By:
Name:	Name:
Title:	Title:

CONE MIDSTREAM DEVCO III LP

By: CONE Midstream DevCo III GP LLC, its general partner

By:
Name:
Title:

[Signature page to Omnibus Agreement]

Schedule A

Subject Matters

1.	All costs, expenses and liabilities incurred by a Group Member with respect to mine subsidence and/or the mitigation thereof incurred in connection with the Gathering System (as defined in the Gathering Agreements).

2.	Any costs and liabilities related to that certain Majorsville Inlet Facilities Construction and Operations Agreement, dated as of March 9, 2012 by and between Markwest Liberty Midstream & Resources, L.L.C. and CONE Gathering LLC, as amended.

Schedule A-1

Schedule B

Certain Losses

1.	All costs, expenses and liabilities incurred by a Group Member with respect to mine subsidence and/or the mitigation thereof incurred in connection with the Gathering System (as defined in the Gathering Agreements).

Schedule B-1

Schedule C

General and Administrative Services

Pursuant to Section 3.1(a)

(1)	Management services of employees of the Sponsors and their Affiliates (other than the General Partner). This cost includes Sponsor-stock based compensation expense.

(2)	Financial and administrative (including treasury, accounting and internal audit)

(3)	Information technology

(4)	Legal services

(5)	Health, environmental, safety and security (including third-party security services)

(6)	Human resources

(7)	Tax

(8)	Payroll

(9)	Procurement

(10)	Real property/land

(11)	Investor relations

(12)	Government relations, governmental compliance and public affairs

(13)	Analytical & engineering

(14)	Business development

(15)	Risk management

Pursuant to Section 3.2

The Administrative Fee for calendar year 2015, as described in Section 3.2, will be $1,400,000 initially and is comprised of: (i) the fixed portion of the CNX Administrative Fee of $620,000 attributable to services provided by officers of General Partner and the Group Members, (ii) the variable portion of the CNX Administrative Fee, which will be $600,000 initially and (iii) the fixed portion of the NBL Administrative Fee of $180,000 attributable to services provided by officers of General Partner and the Group Members. For the avoidance of doubt, the Administrative Fee for the remainder of calendar year 2014 will be the same annual amount as calendar year 2015 pro-rated based on the number of days remaining in 2014 from the Closing Date.

Schedule C-1

The portion of the Administrative Fee attributable to any information technology services, administrative/office services and public company expenses will be a variable amount based on the costs actually incurred by the Sponsors and their Affiliates on behalf of the Partnership Group (other than any costs for which the Sponsors and their Affiliates are reimbursed pursuant to Section 3.3). The portion of the variable amount of the Administrative Fee attributable to any services described in the preceding sentence will be based on the costs incurred by the Sponsors and their Affiliates on behalf of the Partnership Group (other than any costs for which the Sponsors and their Affiliates are reimbursed pursuant to Section 3.3).

Schedule C-2

Schedule D

Formation Transactions

The “Formation Transactions” consist of the following:

1. On May 30, 2014, CONE Gathering formed the General Partner under the Delaware LLC Act and contributed $1,000 in exchange for 100% of the limited liability company interests in the General Partner;

2. On May 30, 2014, CONE Gathering, as the organizational limited partner, and the General Partner, as the general partner, formed the Partnership under the DRULPA and contributed $6,860 and $140, respectively, in exchange for a 98% limited partner interest (the “Initial LP Interest”) and a 2% general partner interest, respectively, in the Partnership;

3. On July 11, 2014, CONE Gathering formed the Operating Company under the Delaware LLC Act and contributed $4,000 in exchange for 100% of the limited liability company interests in the Operating Company;

4. On July 11, 2014, the Operating Company formed DevCo I GP under the Delaware LLC Act and contributed $1,000 in exchange for 100% of the limited liability company interests in DevCo I GP;

5. On July 11, 2014, CONE Gathering, as the organizational limited partner, and DevCo I GP, as the general partner, formed DevCo I LP under the DRULPA and contributed $250 and $750, respectively, in exchange for a 25% limited partner interest and a 75% general partner interest, respectively, in DevCo I LP;

6. On July 11, 2014, the Operating Company formed DevCo II GP under the Delaware LLC Act and contributed $1,000 in exchange for 100% of the limited liability company interests in DevCo II GP;

7. On July 11, 2014, CONE Gathering, as the organizational limited partner, and DevCo II GP, as the general partner, formed DevCo II LP under the DRULPA and contributed $950 and $50, respectively, in exchange for a 95% limited partner interest and a 5% general partner interest, respectively, in DevCo II LP;

8. On July 11, 2014, the Operating Company formed DevCo III GP under the Delaware LLC Act and contributed $1,000 in exchange for 100% of the limited liability company interests in DevCo III GP; and

9. On July 11, 2014, CONE Gathering, as the organizational limited partner, and DevCo III GP, as the general partner, formed DevCo III LP under the DRULPA and contributed $950 and $50, respectively, in exchange for a 95% limited partner interest and a 5% general partner interest, respectively, in DevCo III LP.

Schedule D-1